CYBER HORNET TRUST 485BPOS

Exhibit 99.(a)(4)

AMENDMENT NO. 2 TO

THE AMENDED AND RESTATED DECLARATION OF TRUST

OF CYBER HORNET TRUST

WHEREAS, the Trustees of CYBER HORNET Trust (formerly, ONEFUND Trust) (the “Trust”), a Delaware statutory trust, acting pursuant to Section 4.9 of the Amended and Restated Declaration of Trust, dated September 28, 2023 (the “Declaration”), designated the Shares of the Trust into two series of shares of beneficial interests in the Trust (each, a “Series”) as of that same date as set forth in the Declaration;

WHEREAS, pursuant to Section 1.1 of the Declaration, the Trustees, by vote on September 19, 2025, approved a change of the Trust’s name to “CYBER HORNET Trust” effective October 24, 2025; and

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees, by vote on December 5, 2025, designated four additional Series to have all the rights and preferences of a Series as set forth in the Declaration;

NOW THEREFORE, in accordance with Section 10.6 of the Declaration of Trust of CYBER HORNET Trust (formerly, ONEFUND Trust) (the “Trust”), a Delaware statutory trust, the Declaration of Trust is hereby amended as follows:

Section 1.1 “Name” of the Declaration of Trust is deleted in its entirety and replaced with the following:

“SECTION 1.1. NAME.

This Trust shall be known as the “CYBER HORNET Trust,” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.”

Section 4.9.2 “Establishment and Designation” of the Declaration of Trust is deleted in its entirety and replaced with the following:

“SECTION 4.9.2. ESTABLISHMENT AND DESIGNATION.

The Trustees shall have exclusive power without the requirement of Shareholder approval to establish and designate separate and distinct Series and Classes of Shares. The establishment and designation of any Series or Class (in addition to those established and designated in this Section below) shall be effective upon the execution by a majority of the Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of the Shares of such Series or Class, or as otherwise provided in such instrument. Each such instrument shall have the status of an amendment to this Declaration of Trust. Without limiting the authority of the Trustees to establish and designate any further Series or Class, the Trustees hereby establish and designate the following Series:

CYBER HORNET S&P 500®

CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF

CYBER HORNET S&P 500® and Ethereum 75/25 Strategy ETF

CYBER HORNET S&P 500® and Solana 75/25 Strategy ETF

CYBER HORNET S&P 500® and XRP 75/25 Strategy ETF

CYBER HORNET S&P 500® and Crypto Top 10 Strategy ETF

and for the CYBER HORNET S&P 500® the following share Classes: No Load Shares and D Shares.”

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Amendment No. 2 to the Amended and Restated Declaration of Trust as of January 23, 2026.

/s/ Lance J. Baller

Lance J. Baller

/s/ Vijoy P. Chattergy

Vijoy P. Chattergy

/s/ Michael Willis

Michael Willis